Exhibit 3.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEST CORPORATION

The undersigned, for the purpose of amending and restating the Amended and Restated Certificate of Incorporation of West Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:

A. The name of the Corporation is West Corporation. The Corporation was originally incorporated under the name West InfoServices, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 22, 1994.

B. The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware and became effective on December 29, 2000.

C. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware and became effective on October 24, 2006.

D. The Corporation amended its Amended and Restated Certificate of Incorporation on December 30, 2011.

E. This Second Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

F. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated in its entirety as follows:

1. Name. The name of this Corporation is West Corporation.

2. Registered Office. The registered office of this Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is one billion (1,000,000,000) shares of Common Stock (the “Common Stock”). The shares of Common Stock shall have the rights, powers, preferences, privileges, qualifications, limitations and restrictions set forth below.

4.2. Definitions. As used in this Section 4, the following terms have the following definitions:

4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

4.2.2 “Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.3 “Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including without limitation any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock, (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (d) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the board of directors of the surviving corporation or its parent corporation.

4.2.4 “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.

4.2.5 “Qualified Institutional Investor” shall mean Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P., THL Equity Fund VI Investors (West), L.P., THL Equity Fund VI Investors (West) HL, L.P., Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company III LLC, Quadrangle Capital Partners II LP, Quadrangle Capital Partners II-A LP, Quadrangle Select Partners II LP, and any of their respective Affiliates.

4.3. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share of Common Stock being entitled to one vote on all matters to be voted on by the stockholders.

4.3.1 Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.

4.3.2 Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, the number of authorized shares of any class or series of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote by class.

4.4. Directors. The number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be six or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in Section 4.4.2.

4.4.1 Each director shall be entitled to one vote on all matters to be voted on by the directors. The directors shall vote together as a single class on all matters to be voted on by the directors.

4.4.2 Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the outstanding shares of the Common Stock. The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors or otherwise. Any such vacancy shall automatically reduce the Number of Directors pro tanto, until such time as the holders of Common Stock shall have elected a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.

4.5. Distributions. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, all Distributions shall be made to the holders of Common Stock pro rata based on the number of outstanding shares of Common Stock.

4.6. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph (or any executive officer of the Corporation), its (or his or her) own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

5. Election of Directors. The election of directors need not be by written ballot unless the Bylaws shall so require.

6. Authority of Directors to Change Bylaws. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7. Liability of Directors. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. Indemnification. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 8 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

9. Records. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

10. Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this Section 10 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

11. Opt Out of DGCL 203. This Corporation shall not be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by the undersigned as of the date set forth below.

Dated: December 30, 2011

WEST CORPORATION

By:	/s/ David C. Mussman
Name: David C. Mussman Title: Executive Vice President, Secretary and General Counsel